SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 10, 2010 (March 10, 2010)

NATIONAL HEALTH INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation	001-10822 (Commission File Number)	62-1470956 (IRS Employer Identification No.)

222 Robert Rose Drive

Murfreesboro, TN 37129

 (Address of principal executive offices)

(615) 890-9100

(Registrant's telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers: Election of Directors: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

(e)

Compensatory Arrangements of Certain Officers

Amendment to Consulting Agreement and Employment Agreement

On March 10, 2010, the Compensation Committee approved an amendment to Mr. Adams’ Amended and Restated Consulting Agreement.  The Consulting Agreement Amendment provides that Mr. Adams will continue to transition the position of Chief Executive Officer to Mr. Hutchens, which transition will be completed on or before March 1, 2011.  Mr. Adams will continue to provide consulting services, even though on a more limited basis, to the Company with respect to (i) capital formation strategy and balance sheet structure, (ii) legal issues, (iii) assisting the President with the identification and employment of individuals to fill certain key positions, (iv) ongoing Securities and Exchange Commission filings and (v) goal setting and strategic planning.  Mr. Adams will not be involved in the review, analysis or negotiation of any potential new investments.  As a result of this transition, Mr. Adams’ annual compensation will be reduced to 65% of the base salary and annual incentive award (or cash performance incentive plan, as applicable) paid to the highest paid employee of the Company.  Mr. Adams shall also be entitled to receive an equity grant equal to 65% of the equity granted made to the highest paid employee of the Company.  In addition, the Directors, in their sole discretion may pay Mr. Adams a bonus amount for the services provided.

On March 10, 2010, the Compensation Committee approved an amendment to Mr. Hutchens’ Employment Agreement.  The Employment Agreement Amendment provides that Mr. Hutchens will become Chief Executive Officer of the Company when Mr. Adams resigns from such position.  The Employment Agreement Amendment further provides that the Employment Agreement will be extended until the third anniversary of the Employment Agreement Amendment and such term shall automatically be extended for an additional one year period on the first anniversary of the Employment Agreement Amendment unless 90 days prior notice is given by either party.

The Amendment further provides that if his employment is terminated to a Without Cause Termination or Constructive Discharge (as each are defined in the Agreement), the Company will pay Mr. Hutchens in a lump sum payment upon such termination an amount equal to $380,000.  If Mr. Hutchens resigns his employment with the Company during the term of the Agreement other than due to a Constructive Discharge, Mr. Hutchens will pay the Company in a lump sum an amount equal to $380,000 upon such termination.   In addition, the Cash Performance Incentive Plan provision in the Employment Agreement were amended as described below.  In connection with these changes, the Board has also nominated Mr. Hutchens as a Director of the Company, subject to his election by the shareholders at the 2010 annual meeting.

Equity Grant

In connection with the Company’s 2009 performance, on March 10, 2010, the Compensation Committee granted stock options to Mr. Adams and Mr. Hutchens, which options will be priced based on the closing price of the Company’s common stock on March 19, 2010.  The options are fully vested upon the date of grant.

Named Executive Officer

Option Grant

W. Andrew Adams

        65,000

J. Justin Hutchens

      100,000

2010 Base Salaries

The Compensation Committee approved the following base salaries for Mr. Adams and Mr. Hutchens for 2010:

Named Executive Officer

   2010 Base Salary

W. Andrew Adams

$247,000

J. Justin Hutchens

$380,000

2009 Bonuses and 2010 Incentive Plan

The Compensation Committee approved the payment of a bonus of $380,000, as provided in his employment agreement, for Mr. Hutchens based upon the Company’s and his individual performance in 2009.  The Compensation Committee also approved an incentive compensation plan for Mr. Hutchens for 2010.  Mr. Hutchens elected to accept the Cash Performance Incentive Plan of his employment agreement beginning in 2010, which was amended to provide an FFO Bonus based on the Company’s recurring FFO as defined in the Agreement and a Dividend Bonus based on the Company’s recurring dividends as defined in the Agreement.  For 2010, the potential FFO Bonus is $290,000, provided the recurring FFO goal is met and the minimum Dividend Bonus is $290,000, provided the recurring dividend goal is met.

Mr. Adams’ Consulting Agreement provides that he is entitled to the payment of a bonus equal to 95% of the bonus paid to Mr. Hutchens for 2009 and that he will be entitled to the payment of a bonus equal to 65% of the bonus paid to Mr. Hutchens for 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL HEALTH INVESTORS, INC.

By:

/s/ Roger R. Hopkins

Name:

Roger R. Hopkins

Title:

Chief Accounting Officer

Date:

March 10, 2010